Exhibit 10.8

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH
NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR
CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH
THREE ASTERISKS [***].

Colocation Agreement

This Colocation Agreement (this “Agreement”) is made as of November 2, 2020 (the “Effective Date”) between Whinstone US Corporation, a corporation organized and existing under the laws of the state of Delaware, having its principal office at 2721 Charles Martin Hall Road, Rockdale, Texas 76567, USA (“Provider”), and Jordan HPC LLC, a limited liability company organized and existing under the laws of Wyoming, having its principal office at [***], Texas [***] (“Customer”). Provider and Customer are hereinafter together referred to as the “Parties” and each as a “Party.”

WHEREAS, Provider operates a colocation data center facility the primary business purposes of which is to make the facilities (e.g., power, cooling, and Internet connectivity) necessary to support high volumes of Bitcoin mining devices available to customers that have, or desire to obtain, such devices, and are seeking an off-premises location to store and operate such devices;

WHEREAS, Customer currently owns or desires to procure dedicated Bitcoin mining devices, and desires to install such devices in a facility at which Customer may manage and operate such devices remotely; and

WHEREAS, Provider is willing to provide such hosting services to Customer, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises in this Agreement, the Parties agree as follows:

1	Key Terms

1.1	The table below sets forth a summary of the principal terms of the hosting arrangement under this Agreement (the “Key Terms”). Each of the terms in the leftmost column of this table will have the meaning set forth in the respective row(s) in the column(s) to the right.

Target Ready-for-Use Date	September 30, 2020
Initial Term Length	120 months with option to extend for up to an additional 120 months at Customer’s discretion
Customer Equipment	(To be specified in writing by Customer)
Unit type: Number of units: Hash rate per unit: Power usage per unit:

TH/s
W/GH

Hardware Unit
Unit type: Number of units: Hash rate per unit: Power usage per unit:

TH/s
W/GH

Specified Power Draw	Up to [***] MW broken	into executable increments of [***]MW

Hosting Fees	As defined in Section 6.1 of this Agreement
Provider Account
Customer Account

2	Definitions

2.1	Defined Terms

The terms listed below, when used in this Agreement, shall have the following meaning

“Advanced Remote Hands Service” is defined in Section 3.4.

“Applicable Law” means, as in effect from time to time, any law, rule, regulation, declaration, decree, directive, statute or other enactment, order, mandate or resolution, interpretation, writ, judgment, injunction, license, or permit, issued or enacted by any Governmental Authority, which is applicable to a Party under this Agreement, including securities laws, tax laws, tariff and trade laws, and data laws.

“AUP” or “Acceptable Usage Policy” means Provider’s then-current acceptable use policy, which may be referenced at www.whinstone.us.

“Basic Remote Hands Service” is defined in Section 3.4.

“Building Unit” means each separate building within the Facility.

“Business Day” means a day which is not a Saturday, Sunday or a public holiday in Texas.

“Confidential Information” means the terms of this Agreement and all information whether in written or any other form which has been or may be disclosed in the course of the discussions leading up to the entering into or performance of this Agreement and which is identified as confidential or is clearly by its nature confidential including information relating to this Agreement or the Services, data used or generated in the provision of the Services, or any of Customer’s products, operations, processes, plans or intentions, know-how, trade secrets, market opportunities, customers and business affairs.

“Connection” means the connection between Customer Equipment and the internet. “Customer” is defined in the preamble to this Agreement.

“Customer Area” means the part of the Facility that is designated for the installation of the Customer Equipment.

“Customer Equipment” means the hardware equipment that is owned by Customer and installed in the Customer Area.

“Customer Representative” means any officer, employee, agent, sub-contractor or other person identified by Customer as acting on Customer’s behalf.

“Data Center Rules” means the then-current rules and procedures relating to physical access to the Facility.

“Data Center Specifications” is defined in Section 3.1.

“Defaulting Party” is defined in Section 17.1.

“Deinstallation Commencement Date” is defined in Section 17.3.

“Demand Reduction Benefit Program” means any scheme initiated by a power supplier, power network supplier or other third party in the power market area managed by the Electric Reliability Council of Texas, under which power consumers receive a benefit in connection with any limitation on their power demand during times of peak power usage.

“Deposit” is defined in Section 6.3.

“Disposal Charge” is defined in Section 17.3.

“Equipment Lien” is defined in Section Error! Reference source not found..

“Facility” means the data center operated by Provider at 2721 Charles Martin Hall Road, Rockdale, Texas 76567.

“Force Majeure Event” means any event beyond the reasonable control of a Party, including, without limitation, war, civil war, armed conflict or acts of terrorism or a public enemy or other catastrophes, riot, civil commotion, malicious damage, compliance with any law, regulation, rule, or any act, order, direction, or ruling of a Governmental Authority coming into force after the date of this Agreement, natural and environmental disaster, epidemic, quarantine, pressure waves caused by devices traveling at supersonic speeds, nuclear accident, acts of God, failure of a part of the power grid, failure of the Internet, failure or delay in the performance of Provider’s third-party suppliers or of other third-party suppliers, and strikes, slowdowns, lockouts or other labor stoppages.

“Governmental Authority” means any domestic or foreign, supra-national, national, state, county, municipal, local, territorial or other government or bureau, court, commission, board, authority, taxing authority, agency (public or otherwise), or governmental entity or quasi-governmental entity (including any subdivision thereof), in each case anywhere in the world, having competent jurisdiction over a Party.

“Hardware Control App” means the application that is made available by Provider to permit Customer to manage the Customer Equipment.

“Hardware Control Software” means the software which enables management of the Customer Equipment by Customer and Provider via the Hardware Control App.

“Hardware Control EULA” is defined in Section 3.2.

“Hardware Unit” means each part of Customer Equipment bearing a separate identification code.

“Hosting Services” is defined in Section 3.1.

“IP-Rights” means all intellectual property rights, including patents, utility models, trade and service marks, trade names, domain names, rights in designs, copyrights, moral rights, topography rights, rights in databases, trade secrets and know-how, in all cases whether or not registered or registrable and including registrations and applications for registration of any of these and rights to apply for the same, rights to receive equitable remuneration in respect of any of these and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world.

“Maintenance” means any activity performed by Provider in order to maintain, upgrade or improve the Services, including any modification, change, addition, or replacement of any Provider hardware, or any part of, or machinery or other components of, the Facility.

“Minimum Hosting Charge” is defined in Section 6.1.

“Mining Pool” means the group of Bitcoin miners to which Customer determines to contribute the processing power of any particular piece of Customer Equipment in order to collaborate in finding new Bitcoin blocks.

“Non-Defaulting Party” is defined in Section 17.2.

“Notice” is defined in Section 19.

“Parties” is defined in the preamble to this Agreement.

“PDU” means power distribution unit.

“Phase-out Period” is defined in Section 17.3.

“power” means electric power.

“Power Supply Contract” means Provider’s agreements with third parties related to the provision of power to the Facility.

“Provider” is defined in the preamble to this Agreement.

“Racks” means the racks provided by Provider and configured for installation of the particular Customer Equipment.

“Related Services” is defined in Section 3.1.

“Remote Hands Service” is defined in Section 3.5.

“RFU Date” or “Ready-for-Use Date” means January 30, 2021.

“Scheduled Maintenance” means any Maintenance activities for which Provider notified Customer at least 3 days in advance, which notice may be given by publication on the Hardware Control App.

“Service Rates” means Provider’s then-current rates for Related Services, as set forth in Annex 1.

“Service Charges” means amounts owed by Customer in connection with the Services.

“Service Level Default” is defined in Section 8.

“Service Level Credit” is defined in Section 8.

“Services” is defined in Section 3.2.

“Specified Power Draw” means the amount of power available to Customer as part of the Hosting Services.

“Term” is defined in Section 16.

“Termination Date” means the date this Agreement terminates or expires.

“Termination Event” is defined in Section 17.1.

“Ticket” means an electronic request for service generated in the Hardware Control App.

“Unscheduled Maintenance” means Maintenance that is not Scheduled Maintenance.

“Uptime” means the amount of time in the applicable month that the Hosting Services are available to Customer, as determined in accordance with Section 8.

“Uptime Service Level” is defined in Section 8.

“Working Hours” means the hours from 8:00 a.m. to 5:00 p.m., Central Time, on a Business Day.

3	Provider’s Services

3.1	Facility

All Services are provided within the Facility, which is designed to meet the following specifications (the “Data Center Specifications”):

●	power supply up to the Specified Power Draw;

●	transforming equipment;

●	racks

●	all air cooling equipment, PDUs, etc,

●	evaporative cooling;

●	air ventilation and cooling sufficient to ensure that the average ambient temperature within any Customer Area is not greater than 30 degrees Celsius;

●	limited air filtration sufficient to ensure that the Customer Area remains free of dust, insects, precipitation and condensation

●	internet connectivity; and

●	smoke detection

it being understood that each of the foregoing is made available to the Customer Area on a shared, non-exclusive and non-redundant basis.

Within the Facility, Provider does not guaranty that the Customer Area will be contiguous. The Customer Area may spread over several Building Units, and is not physically separated from areas in the Facility in which the equipment of other customers is hosted. Provider has the right to change the location of the Customer Area within the Facility and to relocate Customer Equipment, subject to the maintenance and service level obligations set forth in this Agreement.

3.2	Services

Provider shall provide Customer with the Hosting Services and the Related Services (together the “Services”) during the Term.

The “Hosting Services” consist of:

●	providing the Customer Area in accordance with the Data Center Specifications;

●	providing Racks in the Customer Area;

●	providing customers with limited air filtration at an additional cost in the Customer Area;

●	hosting the provided Customer Equipment in the Racks;

●	providing customers PDUs installed in the Racks, as may be required by the particular Customer Equipment;

●	making available the Hardware Control Software and Hardware Control App (it being understood that these components are subject to a separate license agreement (the “Hardware Control EULA”), but for which no separate license fee is payable);

●	Switching back on any breakers that have tripped during the 8am to 8pm CT time period.

●	subject to Section 5, providing Customer with escorted access to the Customer Area for equipment inspections, installation, removal, additions, subtractions or physical maintenance at any time during Working Hours or otherwise by prior appointment as mutually agreed;

●	fire detection and alarm system provide by Rhodium JV LLC

●	providing monthly reports to the Customer that will contain a summary of monthly power draw as measured from power consumption meters;

●	providing IT security for the Facility, including the installation, maintenance and operation of a firewall and implementation and administration of an IT security policy to prevent unauthorized access, viruses, and ransomware; and

●	providing physical security for the Facility which will include, but not be limited to, 24-hour patrol, camera security, monitored alarm security, and a fence around the Building Units in which any part or all of the Customer Area is located.

The “Related Services” consist of

●	installation of Customer Equipment (as more particularly described in Section 3.3);

●	the Basic Remote Hands Service (as more particularly described in Section 3.4); and

●	deinstallation of Customer Equipment.

For the avoidance of doubt, the Related Services are not optional, and the Customer’s receipt of and payment for the Related Services is a requirement for hosting the Customer Equipment in the Facility.

3.3	Installation

The installation of Customer Equipment includes:

●	unpacking;

●	labelling;

●	positioning in the Racks

●	installation and management of cables (power and LAN connection);

●	inventorization and inventory management;

●	installation of the Hardware Control Software;

●	initial setting; and

●	disposal of packing materials.

Installation does not include the provision or installation of any software other than the Hardware Control Software. In certain cases, a particular Hardware Unit may require an update to its firmware (as determined and designated by the manufacturer thereof). In such case, Provider will apply such firmware update in accordance with the instructions provided by such manufacturer. CUSTOMER HEREBY AGREES THAT, IN THE ABSENCE OF PROVIDER’S RECKLESSNESS, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, PROVIDER SHALL HAVE NO LIABILITY OF ANY KIND FOR, AND DOES HEREBY WAIVE AND RELEASE ANY CLAIM IN CONNECTION WITH, ANY DAMAGE TO ANY HARDWARE UNIT ARISING OUT OF OR RESULTING FROM THE APPLICATION OF ANY SUCH MANUFACTURER-PROVIDED FIRMWARE UPDATE.

The installation of any individual Hardware Unit is deemed completed when such Hardware Unit connects and sends computations to the Customer-designated Mining Pool. In the case of faulty Hardware Units, installation is completed when Provider diagnoses the fault and provides a report to Customer.

Except as may otherwise be determined by Provider in its sole discretion, Customer shall not have any rights to install, uninstall, or otherwise physically access any Hardware Units in the Facility.

3.4	Basic Remote Hands Service

The basic Remote Hands Service (the “Basic Remote Hands Service”) consists of the following tasks, as applicable, which will be performed by Provider based on the specific instructions of Customer:

●	pushing a button;

●	switching a toggle;

●	turning on/off of Customer Equipment;

●	securing cabling connections;

●	observing, describing and/or reporting of indicator lights or display information on machines or consoles;

●	cable organization;

●	modifying basic cable layout, labelling and/or re-labelling of Customer Equipment;

●	cable patching;

●	checking alarms for faults; and/or

●	inserting/removing discs or equivalent storage devices into/from the Customer Equipment.

Performance of these services will be available on a 24/7 basis. For the avoidance of doubt, the Basic Remote Hands Service is included as part of the Variable Hosting Rate and will not be subject to separate charges or invoices.

3.5	Advanced Remote Hands Service

●	The following activities, which require software or hardware changes requested by Customer (the “Advanced Remote Hands Service” and, together with the Basic Remote Hands Service, the “Remote Hands Service”), may be requested by Customer and provided by Provider on an “as-is” basis, subject to the prior mutual agreement of the Parties:

●	installation of applications or software on Customer Equipment;

●	uploading of data to Customer Equipment;

●	configuration of Customer Equipment operating system;

●	hardware fault diagnosis;

●	software fault diagnosis;

●	rectification of problems caused by Customer Equipment or software;

●	rectification of problems caused by Customer;

●	cleaning of Customer Equipment;

●	any service requiring the opening of the outer casing of any Customer Equipment; and

●	any other activity not expressly listed as a Related Service.

Performance of these services will be available on a 24/7 basis. Any particular Advanced Remote Hands Service that is commissioned by Customer and performed by Provider shall be deemed to be part of the “Services” under this Agreement. Customer hereby acknowledges that Provider makes no warranties of any kind in connection with the provision of the Advanced Remote Hands Services, and CUSTOMER HEREBY AGREES THAT IN THE ABSENCE OF PROVIDER’S RECKLESSNESS, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, PROVIDER SHALL HAVE NO LIABILITY OF ANY KIND FOR, AND DOES HEREBY WAIVE AND RELEASE ANY CLAIM IN CONNECTION WITH, ANY DAMAGE TO ANY HARDWARE UNIT, ANY SOFTWARE INSTALLED THEREON, AND ANY RIGHT TO MANUFACTURER WARRANTY SERVICE RELATING THERETO, ARISING OUT OF OR RESULTING FROM THE PERFORMANCE OF ADVANCED REMOTE HANDS SERVICES.

3.6	Service Orders

Customer shall place all orders for Remote Hands Service through the Hardware Control App. Such orders are placed by opening a Ticket specifying the relevant Hardware Unit, the requested action, and all other information requested by the Hardware Control App. All such Tickets shall be deemed to be orders for such services, and Customer shall be obligated to pay all fees arising out of Provider’s performance thereof.

Under certain circumstances the Hardware Control App has the ability to open Tickets automatically in response to certain performance characteristics and failure modes relating to the Customer Equipment, to the extent that such functionality is enabled by Customer. Any such Tickets that call for Basic Remote Hands Service shall be deemed to have been opened by the Customer, and be conclusive orders for such Basic Remote Hands Service. For the avoidance of doubt, the performance of this functionality under the Hardware Control App shall be governed by the Hardware Control EULA and not this Agreement.

4	Power Supply

4.1	Provider will make power available to and in connection with the Customer Area up to the amount of the Specified Power Draw, subject to Sections 4.5 and 4.6.

4.2	Customer acknowledges that the Specified Power Draw will be allocated to the Customer Area for the power usage of the Customer Equipment, the evaporative cooling of the Customer Area, as well as any other components that may be installed in the Customer Area that require power (i.e., it is allocated to the collective requirements of all components in the Customer Area that draw power).

4.3	Customer acknowledges that Provider may, but is under no obligation to, provide power beyond the Specified Power Draw. Provider has the right to power down Customer Equipment in the event that (i) the power draw of the Customer Area (including the evaporating cooling therefor) is, in the aggregate, reasonably likely to exceed the Specified Power Draw, or (ii) individual Hardware Units are reasonably likely to draw beyond the power usage per unit set forth in Section 1.

4.4	If a Ramp-Up Period is provided in Section 1, then for the applicable periods set forth therein the Specified Power Draw shall be deemed to be replaced with the values of the Temporary Power Draw.

4.5	Customer acknowledges that the power to the Facility is ultimately provided by third parties, whose provision and transmission of power is governed by Applicable Law, including but not limited to rules and regulations promulgated by the Electric Reliability Council of Texas, Inc., and the Public Utility Commission of Texas (collectively, the “Power Regulations”). To the extent that the available power to the Facility is reduced pursuant to Power Regulations, and such reductions are not due to the wrongful actions of Provider, Provider may reduce the power available to Customer to an amount that is less than the Specified Power Draw; provided that in such case, Provider shall not treat Customer, in any respect, less favorably than any similarly situated Provider customer. Such reductions shall be considered and included in all respects in connection with any calculation of performance under the Uptime Service Level.

4.6	Customer hereby expressly consents to Provider’s participation in any Demand Reduction Benefit Programs, as determined by Provider in its sole discretion. Customer acknowledges that the requirements of any such Demand Reduction Benefit Program could lead to a complete or partial suspension of the Services; provided, however, that any unavailability of the Services (as contemplated under Section 8) arising out of any such participation is not excused for purposes of calculating Uptime . Provider shall allocate the impact of any Demand Reduction Benefit Program across the customers of the Facility on a pro rata basis, based on their respective Specified Power Draw amounts. Any savings in power costs that may be realized from the Facility’s participation in any Demand Reduction Benefit Programs will be considered a rebate subject to the provisions of Section 6.7 of this Agreement.

5	Access to the Facility; Data Center Rules

5.1	Customer Representatives may access the Customer Area of the Facility during Working Hours, in accordance with the Data Center Rules, for the purpose of conducting inspections relating to Customer Equipment. To obtain such access, Customer must deliver prior written notice to Provider in accordance with the Data Center Rules, and in no event later than [***] Business Days prior to the date of such access. Notwithstanding anything to the contrary, Provider shall have the right to remove any Customer Representative from the Facility premises in Provider’s sole discretion, at any time, and without any liability to Customer or any Customer Representative.

5.2	Customer, and the Customer Representatives, shall comply with all Data Center Rules in connection with such access. Customer shall inform each applicable Customer Representative of the Data Center Rules prior to such Customer Representative accessing the Facility. Customer shall be liable for the acts and omissions of all Customer Representatives who access, or attempt to access, the Facility, including for their violation of the Data Center Rules, at least to the same extent as if such acts and omissions were Customer’s own.

6	Hosting and Service Charges; Payments; Deposit

6.1	Charges for Hosting Services

The Hosting Fees shall have one component part, defined for purposes of this contractual agreement. Component one of the Hosting Fees shall be the Hosting Services charge, which will be calculated based on the wholesale power cost less the credits issued of the Ercot 4CP/CLR program, based on actual customer usage numbers with no minimum but shall in not case exceed the ceiling of USD $[***] cents (“$[***] Upper Bound Limit”) for power costs.

6.2	Charges for Additional Services

Related Services and Advance Remote Hands Services shall be charged to Customer at the Service Rates. All Service Rates are exclusive of any value added taxes, sales, use, excise and other similar transactional taxes or duties. Customer will pay the value added tax and such other taxes referenced in the foregoing at the rate and in the manner prescribed by Applicable Law.

Service Rates are expressed in [***] increments, or as otherwise may be described in this Agreement.

6.3	Deposit

Customer will pay to Provider as security for any obligations of Customer a security deposit (the “Deposit”) in an amount that is equal to the Deposit Amount.

The Deposit will be paid to Provider on or before the Deposit Amount Due Date and will be returned to Customer within [***] months following the end of the Term, unless used by Provider to set off claims against Customer.

Customer acknowledges that the Deposit does not need to be segregated from other funds of Provider and that, in particular, Provider is authorized to use the Deposit to make any deposit payments it is required to make with its power provider or other suppliers.

At the time of this agreement, no deposit is anticipated by Customer or Provider. To the extent the Customer makes Provider aware of the need to utilize power/hosting services

6.4	Invoicing; Payments

No later than [***] Business Days after the end of each month during the Term, Provider will invoice Customer for any Related Services, plus any applicable taxes.

The Party owing a payment under such invoice will make such payment within [***] Business Days from the Invoice date.

If Customer should become delinquent in the payment of any Invoice, Provider shall have the right thereafter to request pre-payments for Service Charges at its reasonable discretion.

All Payments among the Parties will be made in United States Dollars by wire transfer of immediately available funds into the Provider Account or Customer Account, as applicable, unless agreed otherwise by the Parties.

6.5	No Off-Set

Customer shall not set-off any amount owed or alleged to be owed by Provider to Customer against any other payments due to Provider.

6.6	Change of Hosting Charges

In the event of changes in or the establishment of laws, regulations, orders or policies by Governmental Authorities other than a power rate increase to provider, Provider shall have the right to make corresponding increases in the Hosting Rate and the Services Rate, upon written notice and mutual agreement by the Customer. Any such change shall become effective upon the next billing cycle.

6.7	Rebate

If and to the extent the Provider receives a rebate in connection with the participation in a Demand Reduction Benefit Program, such rebate will be passed on to the Customer pro rata. Customer acknowledges that such rebates can be paid for periods which are longer than the billing cycles under this Agreement, so that the rebates may be received with significant delay after a suspension of services because of the participation in a Demand Reduction Benefit Program.

7	Suspension of Services

7.1	Provider may suspend the Services, in whole or in part, for any of the following reasons, and in each case to the extent required by or mandated in respect of such underlying reason:

●	to conduct Maintenance;

●	to prevent, mitigate, or cease damage to Customer Equipment, any portion of the Facility, Provider’s systems (including equipment), or the equipment of other Provider customers;

●	as required in connection with a Force Majeure Event;

●	in response to a request under a Demand Reduction Benefit Program;

●	to comply with an order, instruction, or request of any Governmental Authority;

●	suspension caused by the acts or omissions of Customer, including as requested by Customer;

●	in the event Customer fails to pay Provider any amounts owed and overdue within three (3) Business Days of being notified that such payment is overdue; or

●	the occurrence of a Termination Event giving Provider the right to terminate the Agreement.

7.2	Provider shall use commercially reasonable efforts to give prior notice, to the extent possible, to Customer before suspending the Services in whole, other than in situations where the suspension of Services occurs due to Scheduled Maintenance or the acts or omissions of Customer. Provider shall use commercially reasonable efforts to perform all Maintenance as Scheduled Maintenance.

7.3	During any suspension of Services pursuant to this Section, Customer’s access through the Hardware Control App will be “read only”, which will provide system status and other related information only, and Customer will not have the ability to open Tickets or control the Customer Hardware. In no event shall such inability be deemed to be a breach of this Agreement or of the Hardware Control EULA.

7.4	In the event of any suspension of Services due to a failure by Customer to timely pay any charges in accordance with this Agreement, or the occurrence of a Termination Event for which Customer is the defaulting Party, Customer shall pay to Provider US-$ [***] per Hardware Unit in liquidated damages. The Parties agree that such liquidated damages are not a penalty, are fair and reasonable, and represent a reasonable estimate of loss that may reasonably be anticipated from such failure to pay or such Termination Event.

8	Service Level Agreement

For each month that Provider provides the Hosting Services to Customer, Provider will make commercially reasonable efforts to provide the Hosting Services with an Uptime of at least [***]% (the “Uptime Service Level”).

For purposes of the determination of Uptime, the Hosting Services shall be considered to be “available” if power, cooling, and internet connectivity are available to the Customer Area (in accordance with the Data Center Specifications, and subject to the obligations and rights of Provider under this Agreement), independent of Customer’s actual ability to operate the Customer Equipment for any particular purpose. Any unavailability caused by (i) Force Majeure Events, (ii) Scheduled Maintenance, (iii) Demand Reduction Benefit Programs, or (iv) other environmental factors (e.g., temperature or humidity), notwithstanding the Facility operating in accordance with the Data Center Specifications, will, in each case, not be considered unavailability for the purposes of calculating Uptime.

Any suspension of Services permitted by Section 7.1, other than any total suspension of the Hosting Services due to (i) Unscheduled Maintenance or (ii) Provider reducing power consumption by the Facility in response to a request under a Demand Reduction Benefit Program, shall not count as unavailability for purposes of calculating Uptime.

If, in any whole month during the Term following the RFU Date, the Uptime Service Level is not met (a “Service Level Default”), Provider shall issue a credit (a “Service Level Credit”) to Customer on the invoice for Hosting Services for the following month in an amount that is equal to (i) the fees for Hosting Services payable in the month in which such Service Level Default Occurred, multiplied by (ii) the difference, measured as a percentage of Uptime, between the Uptime Service Level and the Uptime of the Hosting Services that was actually achieved. By way of example, if in the subject month the actual Uptime of the Hosting Services was [***]%, and the fees payable for such Hosting Services in such month was $[***], the Service Level Credit would be calculated as follows:

The Uptime Service Level was [***]%

The actual Uptime was [***]%

The Service Level Credit is [***]% of the fees for Hosting Services ([***]% minus [***]%)

Service Level Credit = $[***] x [***]% = $[***]

The Service Level Credits shall be Customer’s sole and exclusive remedy in connection with the occurrence of any Service Level Default.

9	Customer Responsibilities

9.1	Use of Services

Customer’s use of the Hosting Services shall at all times comply with the AUP. For the avoidance of doubt, Customer expressly acknowledge that the Facility has been purpose-built to support the physical requirements of devices that perform Bitcoin mining activities, and that such activities are the sole permitted use of the Hosting Services. CUSTOMER EXPRESSLY ACKNOWLEDGES AND AGREES THAT PROVIDER SHALL NOT HAVE, AND THAT CUSTOMER HEREBY EXPRESSLY AND KNOWINGLY RELEASES AND WAIVES ANY CLAIMS FOR, ANY LIABILITY ARISING IN CONNECTION WITH CUSTOMER’S MINING ACTIVITIES, AND THAT ALL SUCH ACTIVITIES, INCLUDING BUT NOT LIMITED TO THE CHOICES RELATING TO MINING POOL PARTICIPATION, ARE AT CUSTOMER’S SOLE DISCRETION.

9.2	Customer Equipment.

Customer shall be responsible for providing the Customer Equipment, and for causing it to arrive at Provider’s loading dock at the Facility. All costs associated with the foregoing, including but not limited to shipping costs, hardware costs, software license costs, and import duties, shall be borne exclusively by Customer. In the event that Provider agrees to procure any such Customer Equipment on Customer’s behalf and for the account of Customer, such procurement shall be governed by a separate written agreement between Customer and Provider.

9.3	Hardware Control Software; Hardware Control App

Customer hereby directs Provider to register each Hardware Unit in the Hardware Control Software and acknowledges that the Service Charges for Related Services and Remote Hands Service are based on the availability of the Hardware Control Software in relation to the Customer Equipment. For purposes of clarity, the Hardware Control Software is for purposes of management convenience only, and notwithstanding any information or analytics that may be or become available therein, at no point shall the Hosting Control Software be the system of record for purposes of determining the power consumption of Hardware Units, individually, or the Customer Equipment, in the aggregate.

9.4	Availability

Customer shall have a Customer Representative available for communication through the Hardware Control App at all times.

9.5	Insurance

Customer shall maintain insurance coverage consistent with prevailing industry practices, but in any event in sufficient coverages and amounts to provide for the complete replacement of the Customer Equipment. Provider represents that adequate insurance shall be in place for all equipment (e.g., substation) owned or leased by the Provider which is needed for the Provider to deliver its contractual services.

9.6	Information; Know Your Customer

Customer will provide Provider with any information required under any laws and regulations or orders by any Governmental Authority, in particular, but not limited to, information required for so-called “know your customer” checks under laws and regulations for the prevention of money laundering and terrorism finance.

9.7	Compliance with Law

Customer is solely responsible for ensuring that its use of the Services and its operations in connection with this Agreement comply with all Applicable Law.

10	Ownership and Intellectual Property

10.1	Customer Equipment

The parties acknowledge and agree that the Customer Equipment is the sole property of the Customer. In no event shall Provider claim ownership of any of the Customer Equipment.

10.2	Ownership of Outcomes and Productivities

The parties acknowledged and agree that any outcomes or productivities, including but not limited to, block chains, hash and digital currencies, generated from the operation of the Customer Equipment are the sole property of the Customer. In no event shall Provider claim any ownership rights or IP-Rights in or to such outcomes or productivities.

10.3	Liens / Encumbrances

Provider shall not sell any mortgage, lien, or any kind of encumbrance on the Customer Equipment, any IP Rights owned by Customer, or any outcomes or productivities owned by Customer.

10.4	Developed IP

Customer owns any Developed IP. “Developed IP” means any intellectual property other than Background IP created or discovered by the parties in connection with this Agreement, including without limitation any reports Provider provides to Customer. “Background IP” means all intellectual property owned or licensed by a Party before starting services under this Agreement or independent of services under this Agreement. The Developed IP is a work made for hire for the Customer to the extent permitted by applicable law, and Customer retains all IP-rights in the Developed IP. To the extent that Provider or its personnel own any rights in the Developed IP, Provider assigns, or will procure the assignment of, all rights, title, and interest in the Developed IP to Customer. If applicable law prevents future assignments, Provider will assign, or will procure the assignment of, such rights as these are created. If applicable law prevents Provider from transferring ownership of any Developed IP to Customer, Provider grants Customer a perpetual, irrevocable, exclusive, royalty-free, fully-paid, transferable, worldwide license, with the right to sublicense, to: (1) reproduce, prepare derivative works of, distribute, publicly perform, publicly display, and otherwise use such Developed IP; and (2) make, use, sell, offer for sale, import, export any component of, and otherwise dispose of such Developed IP. This Agreement does not transfer any rights associated with Background IP, which will remain vested with their owners.

10.5	Provider’s Indemnity.

Provider will defend Customer and its affiliates, and indemnify them against liabilities in any third-party legal proceeding to the extent arising from an unaffiliated third party’s allegation that Customer or its affiliate’s use of any Services or any deliverable provided by Provider under this Agreement infringes or misappropriates any third party’s IP-Rights.

11	Provider’s Warranties

11.1	Warranties by Provider

Provider warrants that the Facility, as of the RFU Date, will meet the Data Center Specifications. Provider also warrants that the Facility has been certified by the Texas Comptroller of Public Accounts as, and is presently publicly registered with the Texas Comptroller as a “Qualifying Data Center” within the meaning of the Texas Tax Code Section 151.359 and the rules promulgated thereunder, and, as such, is entitled to claim an exemption from the Texas state sales tax for qualifying purchases. Provider covenants and agrees that the Facility shall remain certified by and publicly registered with the Texas Comptroller as a “Qualifying Data Center” during and throughout the Initial Term.

Provider warrants that it maintains the adequate level of insurance to cover replacement cost of any and all equipment, services, personnel etc. which is needed to perform the Provider’s contractual obligations.

11.2	No implied representations or warranties

OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN SECTION 11.1 ABOVE, PROVIDER DOES NOT AND CUSTOMER ACKNOWLEDGES THAT PROVIDER DOES NOT GIVE ANY IMPLIED, EXPRESS OR STATUTORY WARRANTIES OR REPRESENTATIONS, INCLUDING ANY WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY OR NON-INFRINGEMENT.

12	Customer’s Representations

Customer represents and warrants, as of the date hereof and as of the RFU Date that:

12.1	Capacity

Customer is validly formed as the type of legal entity it purports to be in the jurisdiction of its formation and has the power to enter into this Agreement and perform the transactions contemplated thereunder.

12.2	Customer Equipment

Unless specifically disclosed otherwise, Customer Equipment is owned by Customer and is free of any lien or other interest or encumbrance of any third-party. Customer Equipment, is free of any defects which could cause any harm to the Facility or the systems, including equipment, of Provider or any other customer.

12.3	No judgment or governmental order

There is no judgment, decree or order by any Governmental Authority applicable to Customer, which limits Customer in pursuing Customer Purpose or otherwise restricts Customer in performing its obligations under this Agreement or the transactions contemplated thereunder.

13	Exclusion and Limitation of Liability

13.1	NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, DAMAGE TO CUSTOMER EQUIPMENT, LOSS OF ANY DATA (INCLUDING BITCOINS), REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER BASED UPON AN ACTION OR CLAIM IN CONTRACT, TORT, WARRANTY, NEGLIGENCE, INTENDED CONDUCT OR OTHERWISE (INCLUDING ANY ACTION OR CLAIM ARISING FROM THE ACTS OR OMISSIONS, NEGLIGENT OR OTHERWISE, OF THE LIABLE PARTY).

13.2	THE TOTAL AGGREGATE LIABILITY OF PROVIDER (FOR ANY AND ALL CLAIMS) FOR DIRECT DAMAGES UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL AMOUNT PAID BY CUSTOMER TO PROVIDER FOR THE SERVICES IN THE [***] IMMEDIATELY PRECEDING THE EVENT(S) THAT FIRST GAVE RISE TO A CLAIM.

13.3	Notwithstanding anything in this agreement to the contrary, Provider’s liability in connection with this Agreement for or arising from Provider’s recklessness, gross negligence, fraud, or willful misconduct shall be unlimited.

13.4	Notwithstanding anything in this Agreement to the contrary, Customer’s liability in connection with this Agreement for or arising from: (i) Customer’s recklessness, gross negligence, fraud, or willful misconduct shall, be unlimited.

14	Force Majeure

A Party shall not be in breach of this Agreement and shall not be liable to the other Party for any loss or other damages suffered by reason of any failure or delay of such Party in the performance of its obligations hereunder due to a Force Majeure Event; provided that under no circumstances will a Force Majeure Event excuse any failure or delay in the performance of a Party’s payment obligations hereunder.

If a Party becomes aware of circumstances in which a Force Majeure Event affects or will affect such Party’s ability to perform any of its obligations hereunder, it shall notify the other Party in writing as soon as reasonably possible, specifying the nature of the Force Majeure Event and its effect on the performance of such Party’s obligations hereunder.

15	Indemnity

Customer shall indemnify and hold harmless Provider, its affiliates, and each of its and their respective officers, stockholders, directors, employees, and agents (collectively, the “Provider Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, allegations, claims, demands, suits, actions, deficiencies, penalties, charges, taxes, levies, fines, judgments, settlements, costs, expenses, interest, attorneys’ fees and disbursements, and accountants’ fees and disbursements (collectively, “Losses”) or threatened Losses due to third-party claims arising out of or relating to any of the following: (i) Customer’s breach of, or non-compliance with, any of its agreements with third parties, the AUP, the Data Center Rules, the Hardware Control EULA, or any of Customer’s representations or warranties under this Agreement; (ii) Customer Equipment, including all software and firmware thereon, or Provider’s acquisition, provision, or use of Customer Equipment in accordance with this Agreement, except to the extent directly related to the Hardware Control App or Hardware Control Software; (iii) Customer’s violation of Applicable Law; or (iv) Customer’s use of the Hosting Services.

Customer’s obligations under this Section 15 include claims arising out of the acts or omissions of any Customer representative or Customer’s users, any other person to whom Customer has given physical or virtual access to the Customer Equipment, and any person who gains access to the Customer Equipment or any of Provider’s systems or Provider’s other customers as a result of Customer’s failure to use reasonable security precautions, even if the acts or omissions of such persons were not authorized by Customer.

If Provider receives notice of a claim that is covered by this Section 16, Provider shall promptly give Customer written notice thereof. Provider shall be allowed to conduct the defense of such claim at any time, including choosing legal counsel to defend such claim, provided that such choice is reasonable and is communicated to Customer in writing. Customer shall comply with Provider’s reasonable requests for assistance and cooperation in the defense of such claim. Provider shall not settle the claim without Customer’s written consent, which may not be unreasonably withheld, delayed or conditioned. Customer shall pay costs and expenses due under this Section 15 as Provider incurs them. There shall be no express or implied requirement of a judgment, final judgment on the merits, or other event occurring prior to Customer paying Provider such costs and expenses as Provider incurs them.

In the event Provider notifies Customer in writing that Provider does not desire to defend, or to continue to defend, such claim, Customer shall defend such claim using legal counsel of Customer’s choice, provided that such choice is reasonable and is communicated to Provider in writing. Customer shall not settle the claim without Provider’s written consent.

IT IS THE INTENTION OF THE PARTIES THAT CUSTOMER PROVIDE INDEMNIFICATION RIGHTS TO A PROVIDER INDEMNIFIED PARTY IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT EVEN FOR THE CONSEQUENCES OF THE INDEMNIFIED PARTY’S OWN NEGLIGENCE.

16	Term

The term of this Agreement will commence on the Effective Date and will continue until the expiration or termination of this Agreement in accordance with its terms (the “Term”). The Term may include, as applicable, the period between the Effective Date and the RFU Date, the Initial Term, and any Renewal Terms.

The Initial Term will commence on the RFU Date and will continue for the length of time indicated in the Key Terms. Neither Party shall have the right to terminate this Agreement prior to the end of the Initial Term; provided that each Party may terminate this Agreement for cause due to the occurrence of an applicable Termination Event.

If neither Party delivers Notice to the other Party at least three (3) months prior to the end of the Initial Term or then-current Renewal Term, then the Term shall be extended automatically for another twelve (12) months (each such twelve (12)-month period, a “Renewal Term”).

Notwithstanding the foregoing or anything to the contrary, in no event shall the Term extend beyond the term of Provider’s lease to the Facility. Upon the expiration or termination of such lease, the Term, if still in effect, shall be automatically terminated. To the extent applicable, Provider shall provide Customer with Notice of such expiration or termination, and of the resulting termination of this Agreement (i) at least three (3) months prior to such termination of this Agreement or (ii) as soon as practicable after Provider becomes aware of such termination of this Agreement, whichever is later.

17	Termination; Removal of Customer Equipment

17.1	Termination Events

Other than at the end of the Term, the non-breaching Party may terminate this Agreement upon the occurrence of one of the following events (each a “Termination Event”), as may be applicable to such non-breaching Party:

17.1.1	Payment Default

If a Party fails to make a payment to the other Party owed under this Agreement when due, unless such default is remedied within [***] following the breaching Party’s receipt of notice by the non-breaching Party of such failure.

17.1.2	Insolvency

If a Party is unable to pay its financial obligations when due, becomes subject to insolvency proceedings, applies for or institutes insolvency proceedings or offers or makes an arrangement with its creditors generally, or if a third-party applies for insolvency proceedings against such Party and such proceedings are not stayed or discharged within [***], unless such proceeding is dismissed due to insufficiency of assets.

17.1.3	Material Breach

If a Party fails to perform or otherwise breaches a material obligation under this Agreement and such breach is either not susceptible to being cured or is not being cured within [***] after the breaching Party becomes aware of such breach. The Parties agree that any Force Majeure Event can never result in a material breach.

17.1.4	Service Level Defaults

If Provider suffers Service Level Defaults in [***], in respect of which the Uptime during each such month was less than [***].

17.2	Termination

Upon the occurrence of a Termination Event, the Party not having given rise to such Termination Event (the “Non-Defaulting Party”) may terminate this Agreement with immediate effect as of the date set forth in a written notice thereof provided to the Defaulting Party.

17.3	Deinstallation and Removal of Customer Equipment

Customer (i) acknowledges that all Customer Equipment must be dismantled and removed from the Facility by the Termination Date and (ii) shall deliver to Provider (x) written shipping instructions for the Customer Equipment, (y) packaging materials suitable for the Customer Equipment, and (z) standard containers in which packaged Customer Equipment can be stored until it is shipped, in each case, in accordance with the following:

Within [***] Business Days from receiving a Notice of termination from Customer, or having issued a notice of termination to Customer, Provider shall provide Customer with a written estimate of the number of days required for Provider to deinstall and package the Customer Equipment for shipment to Customer, and of the date on which such work is expected to begin (the “Deinstallation Commencement Date”). Provider shall use commercially reasonable efforts to begin such work on or around the Deinstallation Commencement Date, and in any event within a reasonable number of days from the Termination Date. In no event shall Provider begin deinstallation of the Customer Equipment prior to the Deinstallation Commencement Date. The period between the Deinstallation Commencement Date and the Termination Date is herein referred to as the “Phase-out Period.”

During the Phase-Out Period Provider will deinstall the Customer Equipment, package it in Customer-provided packaging materials, and ship it to Customer in accordance with Customer’s shipping instructions, all of which shall be at Customer’s expense (at the Service Rates for Provider’s work, and at the actual cost for all third party costs such as shipping). For the avoidance of doubt, all deinstallation must be performed by Provider, and Customer shall have no right to deinstall or remove Customer Equipment from the Facility.

During the Phase-out Period the Specified Power Draw will be adjusted downward on a straight-line basis, based on the assumption that an equal number of Hardware Units will be deinstalled on each Working Day during the Phase-out Period.

In the event Customer does not deliver the shipping instructions, packaging materials and containers to Provider in accordance with this Section 17.3, the deinstallation and removal of the Customer Equipment may be delayed beyond the Termination Date. To the extent such a delay occurs, all Hosting Charges shall be due and owing until such time as all Customer Equipment is deinstalled and removed from the Facility (for which Customer’s provision of such instructions, materials and containers is a condition precedent). Provider will use commercially reasonable efforts to deinstall, remove and pack the Customer Equipment without damage; provided, however, that CUSTOMER HEREBY AGREES THAT EXCEPT FOR CLAIMS BASED ON PROVIDER’S RECKLESSNESS, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, PROVIDER SHALL HAVE NO LIABILITY OF ANY KIND FOR, AND DOES HEREBY WAIVE AND RELEASE ANY CLAIM IN CONNECTION WITH, ANY DAMAGE TO ANY HARDWARE UNIT, ANY SOFTWARE INSTALLED THEREON, AND ANY RIGHT TO MANUFACTURER WARRANTY SERVICE RELATING THERETO, ARISING OUT OF OR RESULTING FROM PROVIDER’S DEINSTALLATION, PACKAGING, AND SHIPMENT OF THE CUSTOMER EQUIPMENT.

At the request of the Customer, the Provider can dispose of the Customer Equipment for a fixed charge (the “Disposal Charge”). The Customer acknowledges that such Disposal Charge is dependent on environmental and other regulations applicable during the Phase-out Period. The Provider will inform the Customer of the Disposal Charge upon request after a Notice of termination has been issued under this Agreement.

18	Confidentiality

18.1	The Parties agree that Confidential Information shall be used solely for the purpose for which it was furnished in connection with the performance of this Agreement and that they shall each hold confidential all Confidential Information and not disclose it to any third-parties, except that the Parties may disclose Confidential Information to their affiliates, to their auditors and legal advisors and to such Customer Representatives who need access to Confidential Information to perform their duties in connection with this Agreement. At the expiration of the Term, the Parties shall return any Confidential Information to the disclosing party or destroy such Confidential Information.

18.2	Any disclosure of Confidential Information permitted by Section 18.1 shall only be to the extent that any person who Confidential Information is provided to needs to know the same for the performance of their duties, and shall only be under the condition that such person acknowledges and agrees to be bound by, the confidentiality obligation under this Section.

18.3	The restrictions set out in Sections 18.1 and 18.2 above shall not apply to Confidential Information that:

18.3.1	was previously known to the receiving Party, independent from any disclosure under or in connection with this Agreement and free from any obligation to keep confidential;

18.3.2	is or becomes generally available to the public other than as a (direct or indirect) result of any unauthorised disclosure by the receiving Party or its representatives;

18.3.3	is shown to have been independently developed by the receiving Party;

18.3.4	the Parties agree in writing need not be kept confidential;

18.3.5	is required to be disclosed by law or regulation or by an order of any Governmental Authority.

In the case of Section [18.3.4 and] 18.3.5, the receiving Party shall, to the extent legally and practically possible, inform the disclosing Party of the information to be disclosed and the timing and circumstances of such disclosure, providing the disclosing Party with an opportunity to avoid and limit any such disclosure.

19	Notices

Any Party can give notice under this Agreement (each a “Notice”) by sending an email or by mailing a physical writing by FedEx Priority Overnight or registered mail, return receipt requested, to the applicable email or mailing address listed below; provided that any Termination Notice, and any notice for breach, indemnification, or other legal matter, shall be given by mailing a physical writing by FedEx Priority Overnight or registered mail, return receipt requested, to the applicable mailing address listed below, sending an electronic copy of said physical writing via email to the applicable email address listed below.

To Provider:

Address:	Whinstone US Corporation
2721 Charles Martin Hall Road
Rockdale, Texas 76567, USA
email:	[***]
Attention:	[***]

To Customer:

Address:	Rhodium JV LLC
[***]
[***], Texas [***]
email:	[email address]
Attention:	[representative]

Notices by email are deemed received as of the time sent, and notices by mail (and all notices required to be by mail) are deemed received as of the time delivered. If such time does not fall within a Business Day, as of the beginning of the first Business Day following the such time. For purposes of counting days for notice periods, the Business Day on which the notice is deemed received counts as the first day. Notices shall be given in the English language.

Either Party may change its notice addresses for future Notices by providing the other Party with Notice of such change.

20	Assignment; Subcontracting

This Agreement shall be binding upon, and shall inure to the benefit of, the permitted successors and assigns of each Party hereto. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, except that either Party may assign this Agreement, in whole or in part, to an affiliate or successor or wholly-owned subsidiary of such Party as part of a corporate reorganization or a sale of some or all of its business; provided that the assigning Party notifies the other Party of such assignment in writing.

Provider may use subcontractors or affiliates to perform some or all of its obligations under this Agreement; provided that Provider shall remain responsible under this Agreement for work performed by its subcontractors and affiliates to the same extent as if Provider had performed such work itself.

21	Right of Publicity; Use of Marks

Customer agrees that Provider may publicly disclose that it is providing Services to Customer and may use Customer’s name and logo to identify Customer in promotional materials, including press releases. Customer may not issue any press release or publicity regarding the Agreement, use the Provider name or logo, or any other trademarks, service marks, or other identifying indicia, or publicly disclose that it is using the Services without first obtaining Provider’s prior written approval of each such disclosure.

22	Governing Law; Arbitration

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. THE AGREEMENT SHALL NOT BE GOVERNED BY THE UNITED NATIONS CONVENTION ON THE INTERNATIONAL SALE OF GOODS. ALL DISPUTES HEREUNDER, WHETHER BASED IN STATUTORY, CONTRACT OR TORT CLAIMS, SHALL BE SUBMITTED TO BINDING ARBITRATION. THE ARBITRATION SHALL BE CONDUCTED IN MILAM COUNTY, TEXAS, AND SHALL BE CONDUCTED IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION (THE “AAA”) IN EFFECT AT SUCH TIME. THE ARBITRATION SHALL BE CONDUCTED BY ONE ARBITRATOR APPOINTED BY THE AAA, AND WHO IS SELECTED PURSUANT TO THE APPLICABLE RULES OF THE AAA. THE ARBITRATOR SHALL ISSUE A DECISION WITH FINDINGS OF FACT AND CONCLUSIONS OF LAW, AND ANY JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING APPROPRIATE JURISDICTION. EITHER PARTY MAY BRING AN ACTION IN ANY COURT OF COMPETENT JURISDICTION TO COMPEL SUCH ARBITRATION, OR TO ENFORCE A PROPERLY ENTERED ARBITRATION AWARD.

NO CLAIM MAY BE BROUGHT AS A CLASS OR COLLECTIVE ACTION. CUSTOMER SHALL NOT ASSERT SUCH A CLAIM AS A MEMBER OF A CLASS OR COLLECTIVE ACTION THAT IS BROUGHT BY ANOTHER CLAIMANT. EACH PARTY AGREES THAT IT SHALL NOT BRING A CLAIM UNDER THE AGREEMENT MORE THAN TWO (2) YEARS AFTER THE TIME THAT THE CLAIM ACCRUED.

23	Miscellaneous

23.1	Survival

The following provisions shall survive termination or expiration of this Agreement: Confidential Information, Indemnification, Limitation on Damages, Notice, Governing Law / Arbitration, Miscellaneous, all provisions requiring Customer to pay any amounts (i) owed for Services provided under this Agreement prior to the Termination Date or otherwise (ii) otherwise owed by Customer hereunder, and any other provisions of this Agreement that, by their nature, would continue beyond termination or expiration of this Agreement.

23.2	No Lease

This Agreement does not create any real property interest for Customer in the Customer Area or the Facility, and Customer shall not, shall not attempt to, and shall not encourage any third party to file or otherwise create any liens or other property interest or liability on the Facility or any portion thereof.

23.3	Independent Contractor

Each Party is an independent contractor to the other Party in connection with this Agreement, and personnel used or supplied by a Party in the performance of this Agreement shall be and remain employees or agents of such Party and under no circumstances shall be considered employees or agents of the other Party. Each Party shall have the sole responsibility for supervision and control of its personnel. Except with to the extent Provider purchases Hardware Units on Customer’s behalf in accordance with this Agreement, Neither Party is an agent for the other Party, and neither Party has the right to bind the other Party in connection with any agreement with a third party.

23.4	No Third Party Beneficiaries

This Agreement is for the sole and exclusive benefit of the Parties hereto and their respective permitted successors and assigns. Nothing herein, express or implied, shall confer, or shall be construed to confer, any rights or benefits in or to any other person.

23.5	Remedies

The rights and remedies of either Party under this Agreement shall be cumulative and not exclusive or alternative.

23.6	Waiver

No failure or delay by either Party in requiring strict performance of any provision of this Agreement, no previous waiver or forbearance of the provisions of this Agreement by either Party, and no course of dealing between the Parties will in any way be construed as a waiver or continuing waiver of any provision of this Agreement.

23.7	Severability

In the event any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision will be enforced to the maximum extent possible under law and will, to the extent possible, be replaced by such enforceable provision most closely mirroring the Parties’ intentions. All other provisions of this Agreement will remain unaffected by such invalidity or unenforceability and will remain in full force and effect. The Parties acknowledge and agree that the pricing and other terms in this Agreement reflect, and are based upon, the intended allocation of risk between the Parties and form an essential part of this Agreement.

23.8	Conflict

To the extent there is a conflict between or among the terms of this Agreement, the AUP, the Data Center Rules, and the Hardware Control EULA, the following shall be the order of precedence: (i) AUP; (ii) Hardware Control EULA; (iii) Agreement; (iv) Data Center Rules.

23.9	Interpretation

The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against any Party. The words “include,” “includes,” and “including” (or similar terms) shall be deemed to be followed by the words “without limitation.” The captions, titles, and section headings are for convenience only and are not intended to aid or otherwise affect the interpretation of this Agreement. The words “written” or “in writing” are used for emphasis in certain circumstances and shall not reduce or eliminate the notice requirements set forth in this Agreement. The use of a term defined herein in its plural form includes the singular and vice versa. The terms defined herein shall be inclusive of all tenses. All references to “days” shall be deemed to refer to calendar days, except as expressly stated otherwise.

23.10	Entire Agreement; Amendment

This Agreement is the only agreement between the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, between the Parties relating to such subject matter. Unless otherwise expressly permitted in this Agreement, no modification, amendment, or waiver of this Agreement is effective or binding unless made in a writing that references this Agreement and is signed by both Parties.

The Key Terms and Services may be amended to modify, add, or remove Key Terms and Services by a writing that references this Agreement and that is signed by both Parties. In no event will the terms of Customer’s purchase order or business form, or other standard or pre-printed terms that Customer provides, be of any force or effect as between the Parties.

23.11	Counterparts

This Agreement and each exhibit or attachment hereto may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument, and if so executed in counterparts shall be enforceable and effective upon the exchange of executed counterparts or the exchange electronic transmissions of executed counterparts.

[Signature Page Follows]

[***], November 2, 2020

/s/ Chad Everett Harris	/s/ Cameron Blackmon
[Provider]	[customer name]
By: JORDAN HPC LLC

Director

/s/ Cameron Blackmon
Cameron Blackmon

Annex 1 Service Rates

[***]